EXHIBIT 10.2

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Scott Johnston (“Johnston” or the “Executive”) and Chicago Mercantile Exchange Inc., a Delaware corporation and Chicago Mercantile Exchange Holdings Inc. (collectively, “CME” or the “Company”), as of May 20, 2004.

W I T N E S S E T H

WHEREAS, the Executive is currently employed by CME as the Managing Director and Chief Information Officer of CME;

WHEREAS, CME and the Executive mutually agree that the Executive will resign from his position as Managing Director, Chief Information Officer of CME effective as of May 21, 2004 (the “Resignation Date”); and

WHEREAS, the Executive and CME wish to set forth the terms and conditions for ending the Executive’s employment relationship with CME on the Resignation Date, and to provide for the full and final resolution of all matters between them.

NOW THEREFORE, the Executive and CME, intending to be legally bound, hereby agree as follows:

1. Resignation.

(a) Effective as of the Resignation Date, the Executive shall resign from his position as Managing Director and Chief Information Officer of CME and from any boards and officer or director positions, if any, with CME or any of its affiliates. The Executive agrees to execute any documents necessary to effectuate all such resignations. CME acknowledges that on and after the Resignation Date, Executive shall not be an employee, officer, or identified insider following the Resignation Date CME will not take the position that Executive should be considered an affiliate pursuant to Rule 144 of the Securities Act of 1933, as amended.

(b) On the first regularly scheduled payday following the Resignation Date, CME shall pay, or cause to be paid, to the Executive (or the Executive’s estate, if applicable) the following, subject to applicable withholding: (i) any earned but unpaid portion of the Executive’s current base salary, (ii) any unpaid business expenses incurred prior to the Resignation Date in accordance with applicable policies of CME, and (iii) an amount equal to the payment due to the Executive for all accrued unused vacation days, if any, as of the Resignation Date.

2. Separation; Exercise of Options; Sale of Stock .

(a) Provided that the Executive is and remains in compliance with the terms of this Agreement, including but not limited to the covenants sets forth in

Paragraphs 5 through 7 of this Agreement, and that the Release Agreement attached hereto as Exhibit A (the “Release Agreement”) becomes effective pursuant to its terms, the Company shall, effective as of the Resignation Date, accelerate the vesting of stock options granted to the Executive by the Company which cover an aggregate of 5,000 shares of Company common stock (the “Accelerated Options”), which options shall not become exercisable until expiration of the non-competition period described in paragraph 6 below. The Executive shall be permitted to chose which stock options shall be accelerated and, on or prior to the Effective Date of the Release Agreement, shall notify the Company in writing of the options so chosen. CME acknowledges that Executive also currently has 80,000 vested options at an exercise price of $22.00 per share (the “Pre-Resignation Vested Options”)

(b) The Executive agrees that he shall not exercise any stock option granted to him by the Company until September 30, 2004. CME acknowledges and agrees that the Pre-Resignation Vested Options are not subject to termination, cancellation, forfeiture or set-off for any reason whatsoever, including, but not limited to any breach of this Agreement. The Company agrees that effective May 22, 2004, the Pre-Resignation Vested Options and the Accelerated Options (“Vested Options”) shall, notwithstanding anything to the contrary in Company plan or the underlying agreement pursuant to which such stock option was granted, continue to be exercisable during the period from the Resignation Date (or from the Effective Date with respect to the Accelerated Options) until December 31, 2004. At the end of such period, each Vested Option shall immediately terminate. Each stock option granted to the Executive by the Company that is not vested as of the Resignation Date (or will not become vested pursuant to the preceding Paragraph) shall immediately terminate on the Resignation Date.

(c) The Company represents and warrants that it has due authority and has taken all steps necessary to accelerate the Accelerated Options and extend the exercisability of the Vested Options as provided herein and Company indemnifies the Executive for any breach of such representation and warranty.

3. Assignment of Works.

(a) Employee acknowledges that any computer programs, documentation, works of authorship or other copyrightable works that Employee created in whole or in part during Employee’s employment with CME shall: (i) be considered “works made for hire” under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101; (ii) be considered part of the Confidential Information defined herein.

(b) The absence of a specific assignment of inventions in this Agreement shall not modify any rights that CME may otherwise have under the law, including but not limited to the principles of hired-to-invent and “set to” invent, and the shop-right doctrine.

4. Release.

(a) The Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases CME and its parents, subsidiaries, divisions and affiliates, together with their respective benefit plans (and their sponsors, fiduciaries and administrators), owners, assigns, agents, directors, partners, officers, employees, attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “CME Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which the Executive or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever (i) from the beginning of time to the date of this Agreement, or (ii) relating to his employment with CME or termination thereof. This release includes, without limitation, all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, the federal Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Federal Civil Rights Act, the Family and Medical Leave Act, the Illinois Human Rights Act, the City of Chicago Human Rights Ordinance or the Cook County Human Rights Ordinance. Nothing in this Paragraph 4(a) shall be deemed to release the Executive’s rights (A) to any accelerated or vested benefits under any plans maintained by the CME Releasees (including the Vested Options), (B) under the federal Age Discrimination in Employment Act, (C) to indemnification as set forth in the Company’s by-laws, or (D) to enforce the terms of this Agreement. Executive expressly does not release or discharge CME from any claims, rights, demands, debts, dues, sums of money, accounts, complaints, actions and causes of action which are based upon acts or omissions that involve fraud, bad faith or violation of applicable law. Notwithstanding the foregoing, nothing in this Paragraph 4(c) shall impair Executive’s right to seek enforcement of this Agreement.

(b) The Executive shall execute the Release Agreement on a date which is no sooner than the Resignation Date.

(c) CME on behalf of itself and its parents, subsidiaries, divisions and affiliates hereby irrevocably and unconditionally release the Executive, his heirs, executors, administrators, successors and assigns (collectively, the “Executive Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which CME and the other CME Releasees ever had, now have or hereafter can, will or may have (either directly or indirectly) by reason of any matter, fact or cause whatsoever (i) from the beginning of time to the date of this Agreement or (ii) arising out of, or relating to, the Executive’s employment and/or the end of his employment with CME; provided, however, CME expressly does not release or discharge the Executive from any claims, rights, demands, debts, dues, sums of money, accounts, complaints, actions and causes of action which are based upon acts or omissions that involve breach of the Executive’s fiduciary duty to CME, its members or the CME Releasees, intentional misconduct, fraud, bad faith or violation of applicable law. Notwithstanding the foregoing, nothing in this Paragraph 4(c) shall impair CME’s right to seek enforcement of this Agreement.

(d) The Executive acknowledges and agrees that CME has fully satisfied any and all obligations owed to the Executive arising out of the Executive’s employment with CME, and no further sums are owed to the Executive by CME or by any of the other CME Releasees, except as expressly provided in this Agreement and under the Company’s benefit plans.

(e) The Executive acknowledges and agrees that any right to continue to contribute to CME’s 401(k) plans for employees will end on the Resignation Date. Furthermore, the Executive acknowledges and agrees that any payments made pursuant to Paragraph 2 of this Agreement shall not be included in any computation of earnings under CME’s 401(k) plans or any other plan.

(f) The Executive represents that he has no complaints, charges or lawsuits pending against CME or any of the other CME Releasees. The Executive further covenants and agrees that neither he nor his heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against CME or any of the other CME Releasees arising out of any of the matters released in this Paragraph 4.

5. Confidentiality; Return of CME Property.

(a) The Executive agrees that he will keep the negotiations and the terms and existence of this Agreement completely confidential.

(b) The Executive agrees and acknowledges that he will not at any time disclose any of CME’s Confidential Information. As used herein, “Confidential Information” refers to any information about CME which is not generally known by or available to the public, including but not limited to, any valuable and proprietary information that gives CME a business advantage over others who do not have such information, including but not limited to, trade secrets; business plans and proposals; prospect and customer lists; trading methodologies; marketing plans, systems and programs; training materials; research data bases; computer software; and other technical, business, and financial information of CME not generally known to the public.

(c) Notwithstanding the provisions of this Paragraph 5, the Executive may disclose any information (i) as may be required in the course of obtaining legal advice with respect to the rights and obligations created hereby, (ii) as may be required in the preparation of federal, state or local tax returns or otherwise required under applicable law; (iii) as may be required to respond to a subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure, the Executive shall provide CME with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford CME a reasonable opportunity to challenge the subpoena, court order or similar legal process, or (iv) to an immediate family member.

6. Non-Competition. For a period of six (6) months following the Resignation Date, the Executive will not (a) be employed in an executive or managerial capacity by, or (b) provide, whether as an employee, independent contractor, consultant, or otherwise, any services of an executive or managerial nature or any services similar to those provided by the Employee to CME during Employee’s employment with CME to, any derivatives exchange or clearing house. The Executive acknowledges that (i) CME is engaged in an intensely competitive business in which the development of proprietary information and customer relationships is crucial to success, (ii) the Executive has had access to CME’s Confidential Information and customer relationships which CME has developed though significant investments of time and money, (iii) CME has clients located throughout the world, and (iv) the restrictions contained in this Paragraph 6 are necessary to protect CME’s legitimate interests in its Confidential Information and existing customer relationships.

7. Non-Solicitation of Employees. For a period of one (1) year following the Resignation Date, the Executive agrees that he shall not employ, retain, solicit, for employment or retention, knowingly assist in the employment or retention of, or seek to influence or induce to leave CME’s employment or service, any person who is employed or otherwise engaged by CME at any time during the one-year period following the Resignation Date. The Executive acknowledges that Employer invests a substantial amount of time and money in recruiting and training, and shares Confidential Information with, its employees. The Executive further acknowledges that the restrictions contained in this Paragraph 7 are necessary to protect CME’s legitimate interests in its Confidential Information and employee relationships.

8. Enforcement

(a) The Executive agrees that given the nature of CME’s business, the scope and duration of the restrictions contained Paragraphs 5 through 7 of this Agreement are reasonable and necessary to protect the legitimate business interests of CME and do not unduly interfere with the Executive’s career or economic pursuits. The Executive recognizes and agrees that any breach or threatened or anticipated breach of any part of Paragraphs 5 through 7 of this Agreement will result in irreparable harm and continuing damage to CME, and that the remedy at law for any such breach or threatened or anticipated breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to CME, the Executive agrees that CME shall be entitled to seek and obtain an injunction or injunctions, without bond or other security, to prevent any breach or threatened or anticipated breach of any such section.

(b) If any part of this Agreement is held void, illegal, or unenforceable, or in conflict with any applicable law, every other term of this Agreement shall remain valid and fully enforceable. If any court refuses to enforce any part of this Agreement as written, the court shall modify that part to the minimum extent necessary to make it enforceable under applicable law, and shall enforce it as so modified.

9. Waiver of Future Employment. The Executive acknowledges that he forever waives any interest in, or claim to, any future employment with CME or any of its subsidiaries, divisions or affiliates.

10. No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by CME or any of the other CME Releasees or by Executive.

11. Consultation with Attorney/Voluntary Agreement. The Executive acknowledges that (i) he has carefully read and fully understands all of the provisions of this Agreement (ii) CME has advised the Executive of his right to consult with an attorney prior to executing this Agreement, and (iii) the Executive is entering into this Agreement, including the releases set forth in Paragraph 4 above, knowingly, freely and voluntarily in exchange for good and valuable consideration.

12. Mutual Nondisparagement.

(a) For a period of two years following the Resignation Date, the Executive will not make, or cause to be made, any statement, observation or opinion disparaging the business or reputation of CME or any of its officers, directors or employees.

(b) CME will not and will advise its officers and directors that they should not intentionally make, or cause to be made, any statement, observation or opinion disparaging the reputation of the Executive for a period of two years following the Resignation Date,

(c) Nothing contained in this Paragraph 12 shall preclude the parties from providing truthful testimony in response to a valid subpoena, court order, regulatory request or as may be required by law or from any conversations with advisors bound by confidentiality, attorneys, or immediate family members.

13. Assignment. This Agreement is personal to the Executive and may not be assigned by the Executive. This Agreement is binding on, and will inure to the benefit of, CME and the other CME Releasees and to Executive and the other Executive Releasees.

14. No Oral Modification; No Waivers. This Agreement may not be changed orally, but may be changed only in a writing signed by the Executive and a duly authorized representative of CME. The failure of the Executive or CME to enforce any of the terms, provisions or covenants of this Agreement will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either the Executive or CME of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

15. Descriptive Headings. The paragraph headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one and the same agreement.

17. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Paragraph 6) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Paragraph 6), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Paragraph 17.

If to CME, to:

Craig S. Donohue

Chief Executive Officer

Chicago Mercantile Exchange Inc.

20 South Wacker Drive

Chicago, IL 60606

(312) 930-8275

With a copy to:

Kathleen M. Cronin

Managing Director, General Counsel and Corporate Secretary

Chicago Mercantile Exchange Inc.

20 South Wacker Drive

Chicago, IL 60606

(312) 930-3488

If to the Executive, to:

Scott L. Johnston

1301 Woodbine

Oak Park, IL

(708) 386-4463

With a copy to:

Erik Dyhrkopp, Esq.

Bell Boyd & Lloyd

Three First National Plaza

70 W. Madison St., Suite 3300

Chicago, Illinois 60602

(312) 372-1121

18. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflict of laws. The state courts of Cook County, Illinois and the United States District Court for the Northern District of Illinois shall have the exclusive jurisdiction over any and all claims, lawsuits and litigation relating to or arising out of this Agreement.

19. Entire Agreement. This Agreement sets forth the entire understanding between the Executive and CME and supersedes all prior agreements, representations, discussions, and understandings concerning the subject matter hereof. The Executive represents that, in executing this Agreement, the Executive has not relied upon any representation or statement made by CME or any other CME Releasees, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of CME have executed this Agreement as of the first date indicated above with regard to all terms.

EXECUTIVE	Chicago Mercantile Exchange Inc.

/s/ Scott Johnston	By:	/s/ Kathleen M. Cronin
Scott Johnston	Title:	Managing Director, General Counsel and Corporate Secretary

EXHIBIT A

RELEASE AGREEMENT

For good and valuable consideration, Scott Johnston (the “Executive”) hereby agrees to the terms of this agreement (this “Release Agreement”) on the date indicated below.

1. Release.

(a) The Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases Chicago Mercantile Exchange Inc. (“CME” or the “Company”) and its parents, subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “CME Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which the Executive or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against CME or any of the other CME Releasees from the beginning of time to the date of this Agreement. This release includes, without limitation, all claims arising out of, or relating to, the Executive’s employment and/or end of his employment with CME and all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, the federal Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Federal Civil Rights Act, the Family and Medical Leave Act, the Illinois Human Rights Act, the City of Chicago Human Rights Ordinance or the Cook County Human Rights Ordinance. Nothing in this Paragraph 1(a) shall be deemed to release the Executive’s rights (A) to any accelerated or vested benefits under any plans maintained by the CME Releasees (including the Vested Options), (B) to indemnification as set forth in the Company’s by-laws, (C) to enforce the terms of this Release Agreement, or (D) to enforce the Separation Agreement, dated May 20, 2004, between CME and the Executive (the “Separation Agreement”).

(b) The Executive acknowledges and agrees that CME has fully satisfied any and all obligations owed to the Executive arising out of the Executive’s employment with CME, and no further sums are owed to the Executive by CME or by any of the other CME Releasees, except as expressly provided in the Separation Agreement and under the Company’s 401(k) plans.

(c) The Executive represents that he has no complaints, charges or lawsuits pending against CME or any of the other CME Releasees. The Executive further covenants and agrees that neither he nor his heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against CME or any of the other CME Releasees arising out of any of the matters released in this Paragraph 1.

2. Consultation with Attorney/Voluntary Agreement. The Executive acknowledges that (i) CME has advised the Executive of his right to consult with an attorney prior to executing this Release Agreement, (ii) the Executive has consulted with an attorney regarding the terms of this Release Agreement prior to executing it, (iii) the Executive has carefully read and fully understands all of the provisions of this Release Agreement, and (iv) the Executive is entering into this Release Agreement, including the releases set forth in Paragraph 1 above, knowingly, freely and voluntarily in exchange for good and valuable consideration, including the obligations of CME under the Agreement.

3. Consideration & Review & Revocation Period.

(a) The Executive acknowledges and agrees that he is receiving consideration, in addition to those payments and benefits to which he is otherwise entitled, in exchange for his consent to this Release Agreement.

(b) The Executive acknowledges that he has at least twenty-one (21) calendar days to consider the terms of this Release Agreement, although he may sign it sooner.

(c) The Executive will have seven (7) calendar days from the date on which he signs this Release Agreement to revoke his consent to the terms of this Release Agreement. Such revocation must be in writing and must be addressed as follows: Kathleen Cronin, Managing Director and General Counsel, Chicago Mercantile Exchange Inc., 20 South Wacker Drive, Chicago, IL 60606. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by the Executive, this Release Agreement shall not become effective and the Executive shall not have any rights under Paragraph 2 of the Separation Agreement.

(d) Provided that the Executive does not revoke this Release Agreement, this Release Agreement shall become effective on the eighth calendar day after the date on which the Executive signs this Release Agreement.

4. No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by CME or any of the other CME Releasees.

5. Assignment. This Release Agreement is personal to the Executive and may not be assigned by the Executive. This Release Agreement is binding on, and will inure to the benefit of, CME and the other CME Releasees, together with their successor and assigns.

6. Enforceability. In the event that any one or more of the provisions of this Release Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.

7. Governing Law; Jurisdiction. This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflict of laws. The state courts of Cook County, Illinois and the United States District Court for the Northern District of Illinois shall have the exclusive jurisdiction over any and all claims, lawsuits and litigation relating to or arising out of this Release Agreement.

8. Entire Agreement. This Release Agreement and the Separation Agreement set forth the entire understanding between the Executive and CME and supersede all prior agreements, representations, discussions, and understandings concerning their subject matter. The Executive represents that, in executing this Release Agreement, the Executive has not relied upon any representation or statement made by CME or any other CME Releasees, other than those set forth herein, with regard to the subject matter, basis or effect of this Release Agreement or otherwise.

IN WITNESS WHEREOF, the Executive has executed this Release Agreement on the date indicated below.

EXECUTIVE

Scott Johnston	Date